EXHIBIT 99.1

To Form 8-K dated February 25, 2014

NEWS RELEASE

SEACOAST BANKING CORPORATION OF FLORIDA

Dennis S. Hudson, III

Chairman and Chief Executive Officer

Seacoast Banking Corporation of Florida

(772) 288-6085

Seacoast Elects Director

STUART, FL., February 25, 2014 – Seacoast Banking Corporation of Florida (“Seacoast”) (NASDAQ-NMS: SBCF), a bank holding company whose sole bank subsidiary is Seacoast National Bank (the “Bank”), announced today that its board of directors elected Maryann Goebel as a director of the Company and the Bank, effective immediately. Ms. Goebel will also serve as a member of the Company’s Audit Committee and Enterprise Risk Management Committee.

Ms. Goebel has been an independent IT management consultant since mid-2012. In July 2012, she retired from Fiserv, Inc. where she had served as executive vice president and chief information officer since June 2009. In this role, she was responsible for all internal Fiserv IT systems (infrastructure and applications), as well as IT infrastructure, operations, engineering and middleware services for Fiserv clients who chose to outsource the processing of their Fiserv applications.

“It is a great pleasure to announce Maryann’s appointment to our Board of Directors,” stated Dennis S. Hudson, III, Seacoast’s Chairman and CEO. “Maryann’s experience as a business professional and information technology strategist will be invaluable to us as we accelerate our focus on enhancing the customer experience with high quality, innovative products and services.”

In her 40+ year career, Ms. Goebel has shaped the strategic direction of information technology for major corporations around the world, serving in the critical role of CIO for: DHL Express from 2006 to 2009; General Motors North America from 2003 to 2006; General Motors Europe from 1999 to 2001; General Motors Truck Group from 1997 to 1999; Bell Atlantic NYNEX Mobile (now Verizon Mobile) from 1995 to 1997; and Frito-Lay from 2001 to 2002. She has also held senior IT leadership positions at Texas Instruments, Inc., Aérospatiale Helicopter Corporation, and the Southland Corporation, among others. Ms. Goebel received the “100 Leading Women in the North American Auto Industry” award in 2005. She has also been given an award for outstanding professional achievement from her alma mater, Worcester Polytechnic Institute, where she earned a Bachelor of Science degree in mathematics.

“Seacoast is a unique community bank that offers the products and services of a much larger financial institution, but with the personalized service of a home-town bank. I am excited to join its Board,” Ms. Goebel said. “I believe the company’s commitment to stay up-to-date on the latest technologies customers want, while maintaining a clear focus on the value of relationship banking, will also create meaningful value for shareholders.”

About Seacoast Banking Corporation of Florida

Seacoast Banking Corporation of Florida is one of the largest community banks headquartered in Florida with approximately $2.3 billion in assets and $1.8 billion in deposits as of December 31, 2013.  The Company provides integrated financial services including commercial and retail banking, wealth management, and mortgage services to customers through 34 traditional branches of its locally-branded wholly-owned subsidiary bank, Seacoast National Bank, and five Accelerate offices fueled by the power of Seacoast National Bank.  Offices stretch from Broward County north through the Treasure Coast and into Orlando, and west to Okeechobee and surrounding counties. More information about the Company is available at http://www.seacoastbanking.net.